Exhibit 99.2

American Eagle Outfitters, Inc.

First Quarter 2017 Earnings

Conference Call Transcript May 17, 2017

Operator: Greetings, and welcome to the American Eagle Outfitters First Quarter 2017 earnings call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Thanks. Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward -looking statements on the call today. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

Also note that during this call and in the accompanied press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the press release, which is posted to the company’s website at www.ae.com in the Investor Relations section. Here you can also find the first quarter supplemental online presentation which we will refer to today.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thank you. Okay, good morning and thanks for joining us today. During the first quarter, we continued to execute on our priorities to position our brands and organizations for long-term success. In the midst of some of the most challenging times in retail, we are adapting our business model and leveraging our strength.

First quarter results reflected a number of wins as well as a few challenges. Margins came under pressure as we increased promotions as per demand during slow traffic periods. This compared to a very positive and largely full - price first quarter last year. This year we posted a 2% comp increase in the quarter and expenses were well managed. I’m never happy to report earnings below last year and we are working hard to strengthen results.

Now, I’ll provide you a few insights into the quarter. We did a good job building our competitive strength in jeans, bottoms, and women’s apparel, which posted positive comps. Yet we continue to have opportunity to improve the men’s business. Momentum in the Aerie brand was strong again this quarter, further demonstrating significant growth potential and strength of Aerie.

We posted record volumes in e-commerce, which accelerated from the prior periods. Strong double-digit growth led to an online contribution of 26% to our total revenue, up from 19% last year. Effective digital marketing and increases in mobile contribute to the growth. Investments aimed at a more seamless and positive online shopping experience across digital channels also drove sales.

Now, as I look forward, we are intensely focused on our strategic priorities to continue to fuel product innovation, strengthen our brands, and deliver an outstanding customer experience. Across the organizations, we are seeking efficiencies while ensuring that we are managing the business for long –term.

This quarter we repurchased 6 million shares, reflecting the strength of our balance sheet, strong cash flow, attractive valuation, and confidence in our brand and long-term strategies. In this challenging retail landscape, we see tremendous opportunity to capitalize on our strength, including our financials, our brand, and competitive advantages. We have an outstanding team across the company and they have embraced the opportunities with enormous energy and passion. And for that I’m extremely grateful.

Lastly, let me underscore that during this time of upheaval across our industry, we see great potential for our company and our leading brand.

Thank you, and now I’ll turn it over to Chad

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. In the first quarter, the American Eagle brand had some great wins, but we also faced headwinds. Our brand is stronger than ever and well positioned, but there’s lots of turbulence out there. A choppy start to the quarter combined with a late Easter resulted in increased promotions. On a positive note, business improved and we had a positive comp over Easter compared to the holiday last year.

For the quarter, the American Eagle brand comp declined 1% with strength online partially offsetting weakness in stores. This followed a 4% comp increase a year ago. We felt positive comps continue in men’s and women’s bottoms with AE jeans achieving record first quarter sales. The teams continue to execute extremely well across our bottoms categories. We have real competitive advantages and offer our customers something truly special.

Looking ahead to the back-to-school and fall seasons, we will take our AE jeans collection and marketing to the next level, highlighting our strength in style, fit, innovation, and wash. Jeans embody the ultimate expression of individuality and personal style. With the strength of our product and leadership position, we have a real opportunity to continue to gain share.

Women’s posted strong results again this quarter, with apparel comps in the positive mid-single digits. We’ve had growing momentum in the women’s tops categories. This has been driven by an emphasis on outfitting with a well-balanced tops collection that ties back perfectly to the AE jeans assortment. I’m extremely pleased with how the team continues to deliver trend right tops supported by an agile process and greater speed to market. With each season, we continue to gain new fans of our women’s assortment where we are focused on leveraging additional opportunities.

As we anticipated, men’s tops were challenging in the first quarter dragging total men’s comp to negative mid - single digits. As I said on the last call, we are working on the men’s business, which remains a top priority for the team. As the first quarter progressed, we saw some signs of improvement in men’s tops, which we hope continue as we approach the back half of the year.

AE’s online sales accelerated where we saw exceptional results across a number of categories. Our exclusive online product has also been well received, driving incremental growth. Continuous improvements to the shopping experience, our advanced omni-tools, and digital marketing have driven growth in our online business which now represents 22% of our sales.

We remain highly focused on delivering improvements across the brand including innovation, product leadership and an enhanced customer experience. The American Eagle brand is operating from a position of strength. Our goal is to make sure we are putting the customer at the center of everything we do and giving them reasons to shop our brand. That’s how we will continue to win. Thanks to my team for the many successes we achieved this quarter and for their commitment to driving improvements across the brand.

And now I’ll turn the call over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning, everyone. Aerie delivered another great quarter posting a 25% comp increase. I’m pleased to report that this marked our 13th straight quarter of double-digit comp growth. The first quarter also reflected acceleration from the prior year and builds on a 32% comp increase in the first quarter of last year. New-to-file customers increased and overall traffic to our brands, both online and in stores, was up to last year.

Aerie’s digital business was especially strong this quarter, showing rapid growth and accelerating from last year. This led to a 47% online penetration in the first quarter, up from 35% last year. Our online swim and bra shops were particularly strong, yet we also saw strength across a broad range of categories. We expanded our swim collection this year adding new silhouettes, more fashion, and additional fits, all of which have been extremely well received by our customers, both in store and online.

Our new apparel collections led by Chill. Play. Move. posted very strong results this quarter and we continue to see strength in our lightly lined bras and bralettes. We remain extremely excited by the ongoing opportunities to grow and expand the Aerie brand. Our Aerie REAL brand platform continues to resonate with our customers. We look forward to building on our campaign and expanding the Aerie lifestyle with fresh assortments and new products season after season.

New store growth is on track and we are also working hard to take the customer experience to the next level. We are making sure we have the right talent at the store level to ensure an outstanding brand experience. I’d like to thank my team for driving Aerie’s ongoing success and for their great passion and hard work every day.

Now, I’ll turn it over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning, everyone. Although we’re dissatisfied to report earnings below last year, we managed the business well through a tough quarter. In response to slower than expected start to the period and challenging mall traffic, our promotions increased pressuring margins. Yet, we managed expenses well, generated healthy cash flow and saw strong traffic and sales increases in our e -commerce business. In addition to the many positives across the brands, as called out by Chad and Jen, we saw improvement in consolidated traffic and transactions and the conversion rates in stores and on-line increased to last year.

Now, looking more closely at the details of the quarter. Total revenue increased 2% to $762 million from $749 million last year. Comparable sales increased 2% for the period. Total net revenue included approximately $5 million received from the termination of a license agreement with a third-party operator. Additional sales information can be found on pages 6 and 7 of the supplemental online presentation.

This quarter, American Eagle comps were down 1% and Aerie comps increased 25%. The average transaction size declined in the low-single digits. This was offset by a mid-single digit increase in the number of transactions. Demand was slow to start the quarter, yet business improved as the quarter progressed, which was highlighted by the positive Easter holiday and comp traffic up mid-single digits in the quarter.

Total gross profit decreased 5% to $278 million from $293 million last year. The gross margin declined 270 basis points to a rate of 36.5% of revenue. Increased promotional activity caused 200 basis points of the decline. Buying, occupancy, and warehousing de-leveraged 70 basis points due primarily to increased shipping costs related to the strong e-commerce business in the quarter.

SG&A dollars declined 1% to $195 million. As a rate to revenue, SG&A expense improved 60 basis points to 25.6% from 26.2% last year. Higher advertising expense was offset by lower compensation expense and favorability across a number of other expense categories.

Depreciation and amortization increased $1.6 million to $40 million and de -leveraged 10 basis points to 5.3% as a rate of revenue. Adjusted operating income fell 28% to $42 million from $59 million last year and the operating margin declined 220 basis points to 5.6% as a rate to revenue. The effective tax rate decreased 32.4% compared to 36.4% last year, reflecting the impact of discrete items this quarter.

Adjusted EPS of $0.16 decreased 27% from $0.22 last year. Adjusted earnings excluded restructuring related charges of $5.4 million, or approximately $0.02 per diluted share. This consisted primarily of severance and related charges corresponding to home office restructuring as well as our initiative to explore closure or conversion of company owned and operated stores in Hong Kong, China, and the United Kingdom to licensed partnerships.

Now, regarding inventory, which can be found on page 8 of the online presentation. We ended the quarter with inventory cost of $364 million, up 9% from last year. Ending units were flat to last year, while the average unit cost was up 9%. The increase in cost per unit reflects a greater mix of AE jeans, bottoms, and Aerie apparel driven from our merchandise strategies. Looking ahead, we expect second quarter ending inventory of cost to be up in the mid single-digits.

Capital expenditures totaled $40 million in the quarter and we continue to expect CapEx to be in the range of $160 million to $170 million for the year. Roughly half of the spend relates to store remodeling projects and new openings and the balance to support the digital business, omni -channel tools, and general corporate maintenance.

During the quarter, we returned a total of $110 million to shareholders, including 6 million shares repurchased for a total of $88 million. Additionally, we paid $22 million in cash dividends. 19 million shares remain authorized under the current repurchase program. We ended the quarter with $225 million in cash compared to $239 million last year.

With ongoing traffic declines, we’re continually reviewing the store fleet and focusing efforts on extracting store efficiencies and productivity. Our fleet is largely profitable. I want to emphasize that this is the case across all mall types, A, B, C malls, as well as our outlet centers. However, when it makes sense, where we’re overstored and have a high likelihood of sales migration, we are closing locations. We are also building flexibility into our lease terms with over 500 stores and store leases set to expire in the next three years.

This year, we plan to close between 25 and 40 store locations. As previously discussed, we’re selectively opening new Aerie stores and a handful of American Eagle stores in the U.S. and Mexico, where we believe we have opportunity. Internationally, the company plans to open 45 and close 2 licensed store locations. Additional store information can be found on pages 11 through 13 in the online presentation.

Now, looking ahead to the second quarter. We expect second quarter earnings per share of $0.15 to $0.17, which is based on comparable sales of flat to a low single-digit decline. The guidance assumes a lower merchandise margin due to increased promotions and a low single-digit increase in SG&A dollars compared to last year. This compares to earnings per share of $0.23 last year and excludes potential impairment and restructuring charges.

We remain focused on our strategic priorities centered on improving the customer experience and engagement with our brands. We’re also creating efficiencies and strong financial disciplines to strengthen the bottom line and deliver shareholder returns.

Thanks, and now we’ll take your questions.

Operator: Thank you. At this time, we will be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. To allow for as many questions as possible this morning we request that you each ask one question. Thank you.

Our first question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question.

Oliver Chen – Cowen & Co. Analyst: Hi, great job on the denims (inaudible). So, our question is on the…

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Oliver, you’re a little bit difficult to hear. I don’t know if you can pick up your line or…

Oliver Chen – Cowen & Co. Analyst: Can you hear me better? I’m on a mobile.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: That’s better.

Oliver Chen – Cowen & Co. Analyst: I apologize. Is this better?

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: That’s better.

Oliver Chen – Cowen & Co. Analyst: I just wanted to ask about the store footprint, and if you can get recaptures, will you potentially decide to close at a faster rate? And what are some of the guardrails for thinking about that in terms of how that may proceed versus your annual program of 25 to 40 store locations? Because we’re all thinking how to optimize this and what can happen, especially as your online business has been leading and growing nicely. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, sure, Oliver. As I had pointed out in my prepared remarks, we’re constantly evaluating our store footprint and the real estate portfolio. Although we’ve given some guidance for the year, we are looking to get more aggressive with store closings. We’ve been experimenting with closures of stores where we are able to really track sales migration and really analyze the relationship of the stores to our digital business.

I mean, just to point out a couple things, within our store base, it is the best place for us to drive new customer acquisitions still, and 80% of our online returns get returned back to stores, right? So, there’s a very close interplay between brick-and-mortar and digital, although you may be seeing continued traffic declines in stores and comp decreases in certain stores, those stores are still very profitable. And although they may not be profitable at a four wall rate that they experienced say three, four years ago, they’re driving very significant four wall profits and that’s across all mall grades, A, B, C, outlet malls, et cetera.

But, the short answer to your question is yes, we are looking to get a little more aggressive in our store closures than what we’ve communicated thus far as we continue to go through our market assessments.

Oliver Chen – Cowen & Co. Analyst: Okay, and on the inventory number…

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Just to add to that, we want to do it in a smart way so when we do close a store we pick up those sales and we pick up those profits. We just don’t want to close stores to close stores. We want to figure out how to optimize and maximize those sales so when we do close, we’re able to keep the majority of it.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay?

Operator: Thank you. Our next question comes from the line of Anna Andreeva with Oppenheimer & Co. Please proceed with your question.

Anna Andreeva – Oppenheimer & Co. Analyst: Great. Thanks so much and good morning everyone. Question on the second quarter comp guide, flat to down low-singles, I guess what’s driving deterioration versus positive 1Q? What kind of promotional pressure are you guys expecting during the second quarter?

And, Bob, maybe talk about your comfort with inventory levels. What’s driving the mid single -digit increase ending 2Q? Thanks so much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, so, related to the revenue guidance that we gave for the quarter it’s really based upon what we’re seeing quarter-to-date in trends across channel. I would tell you the guidance is comprised of significant improvements or increases continuing in digital, and brick -and-mortar continuing to be – or feeling slight pressure in comps. But, it’s very much in line with not only trends we’re seeing currently but what we anticipate for the remainder of the quarter.

From an inventory perspective, what’s really driving that is – when we announced earnings at the end of Q4 at year-end, inventory levels were up 17%. When we guided to inventory levels at that point in time for the end of Q1, we believed that we were going to be closer to about 12%. We ended the quarter up 9%, so better than what we had anticipated in the beginning of the quarter.

Looking forward, we’re continuing to decrease inventory levels to get them better or more aligned with sales performance. Having said that, we’ve made strategic investments across roughly three product categories, in the AE brand, in denim, and long bottoms, and within the Aerie brand, within the overall apparel category. All of which drive higher AUCs in those businesses, particularly when you talk bottoms and denims are extremely SKU extensive. You’re talking multiple fabrics, multiple colors, multiple sizes, et cetera. So to make sure you’re in business, in line with the merchandising strategies we have, particularly as we start moving into back -to-school season, building inventories for the summer, that’s really what was driving inventory. Inventory units at the end of Q1 were flat.

Operator: Thank you. Our next question comes from the line of Simeon Siegel with Nomura Instinet. Please proceed with your question.

Simeon Siegel – Instinet Analyst: Thanks, good morning. Have you guys sized the top-line opportunity for Aerie? How large can you see the business growing? What does that do for company level margins? And then just what’s the general breakdown of product penetration within Aerie at this point?

And then, Jay, can you share your view on the mall landscape? Any thoughts on the competitive dynamic, and maybe any views on consolidation within the industry? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Sure, thank you, Simeon. We are really excited about the Aerie potential. We’re not going to stop. I say this on every call. There’s a path to actually more than $1 billion easily. What I love about the Aerie composition is that we’re not just about bras and undies, which, as I always will say, that’s our core competency business, but we have new product categories, swim, Chill.Play.Move. and all those categories are – is really resonating with the customer. They’re loving these new product offerings. And it allows us also to pulse and ebb and flow when various product categories are down-trending. So, I love that ability in Aerie.

That said, bras and undies will still be well-positioned at roughly 60% of the business and then, depending on the seasonality, we’ll pulse swim and/or the apparel categories.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And just to add to that, there’s a lot of white space within the Aerie world. Today, from a store portfolio perspective, we only have 103 standalone Aerie stores, so where some people may say we’re overstored in AE, we’re significantly understored as it relates to Aerie.

In addition to the standalone stores, we have only 92 side-by-side Aerie locations, so those are stores that are adjacent, connected to AE stores. So, very small store base that we feel gives us an opportunity to be extremely selective in the locations and the markets we’re not in and we’re not deeply penetrating today. You couple that with the relationship we see between brick -and-mortar retail presence and digital business that’s driven by that, just to highlight what Jen said, we think Aerie represents a large growth opportunity for the company. And, Jay, you want to handle the mall?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: I was walking the mall yesterday. You still see a lot of stores with signs 40% off as far as the entire store. It’s not a secret. There have been a lot of stores closing in like the last couple of months, I think 3,800 sites closed. So we have to go fight that.

At the same time, our challenge is how do we make our customer feel more special? And that we work on every day. We’re challenging ourselves, whether it be adding certain product lines in and what can we do to make a better shopping experience. And also, we’re investing in the technology to keep our mobile site very exciting, too. So, this is the, what you call, this is the year of the disruption, and it’s challenging but our people are up to it. And the most important thing is that we still see a major opportunity is out there.

Operator: Thank you.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: We’ll take the next question.

Operator: Thank you. Our next question comes from the line of Matthew Boss with JPMorgan. Please proceed with your question.

Matthew Boss – JPMorgan Securities Analyst: Thanks. On the gross margin front, how should we think about promotional markdown pressure versus IMU in both the second quarter and the back half of the year? And then just larger picture, as DTC continues to grow, what would be the offsets to the mix headwind on a multi -year basis?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, so on the gross margin, we anticipate gross margin pressure in the second quarter pretty consistent with what we experienced in Q1. We anticipate slight IMU improvement through continued cost reductions on like -for- like product, but we do anticipate and we’re currently seeing a continuation in the overall promotional environment. So, I think you can expect gross margin pressures comparable to what we saw in Q2.

And then related to the larger picture, direct consumer continues to grow. What would the options be on a headwinds basis? So, we’re experiencing very significant growth in our e-commerce business. This last quarter, huge traffic increase quarter-over-quarter, year-over-year, and very significant transaction growth year-over-year. We’re going to continue to leverage, we’re going to continue to drive that growth. We’ve been very successful in a lot of our digital marketing initiatives. A lot of the investments, as Jay pointed out, that we’ve made in our e - commerce business really enhancing the experience with the consumer, optimizing our order management systems to really leverage our omni-channel capabilities are really translating and registering within the performance of the overall digital business. So, we’re obviously going to continue to capitalize on that.

We’ve had a question and a little bit of dialogue on this call around potentially accelerating our store closures from what we’ve communicated thus far. We’re constantly analyzing the portfolio from a store by store and an overall market perspective to determine where we feel we’re overstored, et cetera. So we’re going to continue to drive digital the way we have and we’re going to continue to drive rationalization of the real estate portfolio, but at the same time driving improvement in store productivity across the remainder of the fleet.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And also, Bob, it’s also very important to point out that when it comes to our core strength in our denim, it’s getting stronger.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Across all channels.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: That’s right. Men’s and women’s bottoms are getting stronger.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Exactly.

Operator: Thank you. Our next question comes from the line of Brian Tunick with RBC Capital Markets. Please proceed with your question.

Brian Jay Tunick- RBC Capital Markets Analyst: Thanks, good morning. Two questions. I guess maybe, Jay, there been a lot of media reports about consolidation, probably much needed in the apparel sector, so, I was just curious if you could remind us on your capital allocation thoughts, and your balance sheet priorities.

And then maybe for Chad, can you talk about the lead times on fixing the men’s business? And on the women’s strength, where do you think your share gains are coming from? Thanks very much.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: All right, to give my answer, we have always said that we have a policy of not commenting on rumors or speculation, so that remains our response.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And just a little more on capital allocation. And we’ve been pretty consistent with our strategy around this. Obviously, we focus first and foremost on investing in our business. I think we’ve demonstrated that with where we’ve targeted our capital expense dollars over the years, and I think it’s really produced very significant returns across that channel in particular, so we’re going to continue to invest in our business where those investments are going to drive an appropriate level of return.

Then beyond that, obviously, we look to return or provide returns to shareholders. This quarter we provided about $110 million of total returns to shareholders via dividends and the $88 million in share buybacks. For share buybacks, in particular, the one strategy that we have pretty consistently followed is that we are constantly looking to mitigate any EPS dilution related to accretion and share count. That’s the starting point. Beyond that, we obviously look for opportunistic buying opportunities relative to our share price PE multiples, where we think that we’re undervalued relative to our performance versus the remainder of the sector that we participate in. So, that’s a constant evaluation that we do and that’s really how we prioritize our capital allocation strategy.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hey, Brian, this is Chad jumping in on the questions on men’s and women’s. I think it’s really important to think about first, what our total strategy is. I think when we – when I look at the future and where – how brands are going to evolve and how brands are going to be successful, it’s going to be about being famous for a category and being a destination.

And for us, that category is jeans, and from jeans, overall bottoms. But really, every day what we’re focused on primarily is what can we do to drive the bottoms business, and then what are the right tops to go with that bottoms business. So, when I look at the total men’s business, the bottoms business continues to be very healthy. The denim business had – the bottoms business had a record Q1 and the tops business, as we’ve talked about, has been more challenged.

We’re definitely very focused on making sure we have the right tops to go with the bottoms and the right tops that our customer is looking for. We have – I think I said on the last call, we’ve hired a new head of men’s merchandising in Q1. We brought on board a new head of men’s design. And addition to that, we’re utilizing Todd Snyder in the business to help with the assortment and he has been very involved in holiday.

So, we are seeing some early improvement out there. In some of the niche businesses, we’re starting to see some strength, but we’re not – we’re not counting on that to start showing up until the back half. So, it is very early days, we’re starting to see some improvement. But, I think it’s going to take a little time for that to show up.

In terms of women’s and where the share is coming from, I think it’s coming from all over. I think – look, we’re getting – the bottoms business is driving customers in and she’s finding that she can get the exact right tops to go with her bottoms when she’s in the store. There are a lot of competitors out there that are giving up share and we’re picking it up from whomever we can.

Operator: Thank you. Our next question comes from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Dygert Morris- BMO Capital Markets Analyst: Thanks. Maybe if you can give us an update on the marketing campaigns from the loyalty programs, some of those initiatives that I think you have in the place and where we are on those. And I think coupled with that, the work that you guys have been doing on the new prototype stores, some updates there, modernizing the experience, et cetera.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, sure. We’re excited to see how the “We All Can” campaign continues to evolve for AE. For back -to-school, we’re going to be very focused on denim and speaking very clearly and loudly to our customer about all the benefits that AE jeans have to offer. We really believe it’s the center of everything that we do. Kyle has brought on some fantastic talent across our digital marketing teams, a new creative director. She’s really strengthened that team and I think we’re going to have a much more effective communication strategy to the customers going into back-to-school.

And in terms of the store experience, similarly we continue to be working on. We’re actually presenting to Jay later today something, a prototype that we hope to get to work on. And I think, as Jay mentioned, creating great customer experiences is a very important part of what the stores will be as we go forward. Bob talked about stores being a critical place of customer acquisition and also an important part of the e -commerce channel because they handle exchanges and returns, and so having a great experience and having a great destination is important.

Loyalty, our new loyalty program, we’ll be launching at the end of back -to-school, right at the beginning of September, so the new program is digital, it’s tied more into our strategies of driving bottoms and driving bras in Jen’s world, and it’s going to be a much better experience for the customer, so, we’re excited for that to launch.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And the Aerie REAL campaign is – it’s spectacular what we’re doing here. I really would say that we own the body positivity platform. It’s so interesting to see what a global impact that’s having on just – you read the news and it’s just – this is a way of life today and I would say even more so than bralettes, we claimed and we own this and this is our brand DNA. So, I’m really proud of the work the team has done here.

Again, our customer base grew 13% and we continue to grow double-digits, so obviously, this campaign is resonating. But what I love about the Aerie REAL campaign is it’s not just how we portray our brand from the outside, it’s what happens on the inside and how every day this team lives by the DNA of our brand. And without that, the customer wouldn’t feel the impact. So, there’s so many new ways we’re looking at how to excite the customer using Aerie REAL at the helm, and there’s a lot of surprises on the way. So, we’re really excited about what this campaign is doing.

And based on the store experience, if you have not been to the Spring Street store, please go, it’s a pop -up store, it’s there for a year, a little bit more than a pop-up, I would say, and it’s amazing. I was there on Saturday. We had music and we had a customization machine making t -shirts. I couldn’t believe the output, I personally made 20 myself. And it was just a blast. And what that store is doing for the customer, we’re definitely going to pluck some ideas from that and build on that, the learnings that we’re seeing at Spring Street. So, it’s an incredible experience, and as Jay mentioned, it’s so important today to surprise your customer with something different, and I think this experience is truly unique.

Operator: Thank you.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: We’ll take the next question.

Operator: Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg –JJK Research Analyst: Good morning, everyone. And, Jen, that store is quite beautiful in Soho, congrats on that.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you, Janet.

Janet Kloppenburg –JJK Research Analyst: For both Jen and Chad, I was wondering if you could talk about margin trends across the board? For you, Jen, what kind of promotional pressure you’re seeing? And Chad, it sounds like most of the pressure is coming from the tops category, I think men’s and women’s. But also, if you could comment about your margin trends in bottoms, that would be helpful.

And just on the lease renegotiations for either Jay or Bob, is it meaningful enough to help us think that the de - leverage on buying and occupancy, that that point of de-leverage could improve as we look forward? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, Janet, it’s Chad. So, I think in terms of margins and the promotional environment, it’s, as you know, it’s been very tough out there. February was a tough month for everybody. And so, we started to – we started the season, the quarter, with a tough month, and we had to get a little more promotional than we like to be to get through – to drive the top line and keep our inventories clean. I think we did that successfully, so we had – we delivered a good top line, our inventories are cleaner than we had anticipated coming out of the quarter. We continue to – we believe that that’s going to continue into Q2.

The bottoms margins are very healthy. We had very strong margins in Q1, record margins actually in Q1, in men’s and women’s bottoms, so, that business continues to be very healthy. The tops business we are a little more pressured. Those goods are more seasonal and the men’s business, as you know, it’s been slower. So, we do anticipate promotions continuing at a similar rate going into Q2, but last Q1, you have to remember last Q1 was super-clean. The promotions, while similar to Q1, should be more similar to last year in Q2. So, I think that will be a shift we’ll see from the quarters.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: You know…

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Sorry, Bob.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And same for Aerie, you know, Chad, we had record high margins last year, but still the flow -through was very healthy in Q1 in Aerie, still retail-leading industry margins, I would say. So, we’re pleased with that. And again, going back to our ability to remix into new businesses, some of the margin pressure was offset by some of the newer businesses, swim and Chill.Play. Move.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And related to the lease negotiations and de-leverage on buying occupancy and warehousing, most of – pretty much all of the de-leveraging with buying occupancy and warehousing was really related to online delivery. So, as that business continues to penetrate greater across the company total, so this quarter, digital represented 26% of total sales versus 22% last year, right. So, becoming a more significant percentage, digital itself was up significantly. If you look just at Jen’s Aerie business, digital was up over 60% and it represents 47% of total sales in the quarter, right.

So, as that channel becomes a bigger percentage of our business and those transactions grow significantly, that’s going to drive higher delivery expense associated with that. On the lease side of buying, or occupancy, as I said, as we get more aggressive with our store closures, we’re going to be able to minimize or eliminate any de-leverage we’re seeing with that fixed rent expense going forward, and then, obviously, any improvement in comps at brick -and-mortar obviously would leverage rent, too, right. So, there’s a number of initiatives and the things that we’re looking to do, or ways that the business is growing that are really impacting buying occupancy and warehousing in the aggregate. You really have to look at each of the elements separately.

Operator: Thank you. Our next question comes from the line of Omar Saad with Evercore ISI. Please proceed with your question.

Omar Saad – Evercore Group Analyst: Thanks, good morning. Thanks for taking my question. A couple quick ones. Wanted to see if you could elaborate on this kind of positive traffic number that you had in the quarter, you just don’t hear a lot of companies talking about positive traffic with apparel exposure and mall exposure. And maybe talk about what you think some of the key drivers were there and the sustainability of it. I think that’s probably the best place to start. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, I mean, traffic wise, yeah, we feel like one of the things that is going to make us stand out from a lot of our competition is an overall, or consolidated, traffic increase. A big chunk of that is driven by our e-commerce business. Traffic in brick -and-mortar was down mid single-digits, but if you look at the digital business, it was up in the 20s. So, very, very significant traffic increase in digital. I think it speaks to a lot of our new digital marketing efforts that are producing very good returns. I think Chad mentioned Kyle really upgrading that team and that team really instituting some great marketing campaigns and traffic -drivers that translated in the performance we saw.

Operator: Thank you. Ladies and gentlemen, as a reminder we ask that you please keep to one question each. Our next question comes from the line of Paul Lejuez from Citi. Please proceed with your question.

Paul Lejuez- Citigroup Global Markets Analyst: Hey. Sorry. Just to trying to understand, is the simple issue you think that you guys are seeing is it – as you put more make into the product, units, flat, per dollars up more that you’re just not getting paid for what you’re doing to the product in terms of the quality improvements you’re making? And if that is kind of the simple issue, what adjustments do you make to the product going forward? Does it say something about your customer’s willingness to accept what you’re doing? Is it a competitive landscape issue? Maybe both? Just if you could talk on that a bit. Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, I think that – I actually don’t think that we’re putting too much on the product and I think the customer continues to pay for and respond to a better product. A lot of, as Bob discussed, a lot of the growth in the inventory, the cost is driven by the mix in the bottoms, which – that is our category and we’re not going to apologize for investing in bottoms. We’re going to drive this business.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: We are putting stuff in the product.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Right. We are going to continue to put stuff in the product.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay, it didn’t come out that way.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Oh, sorry, sorry.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: It came out opposite.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: We’re going – sorry, it came out – I misspoke. But we are going to continue to invest in the bottoms – we’re going to continue to invest in bottoms as bottoms is our number one strategy. And that’s going to likely mix AUC up. In terms of women’s tops, we continue to invest more in the product and we’re getting, I think, paid for that. We continue to. And then in men’s, the one place – is the one place where we maybe reached a little too far with some of the ticket prices without seeing the demand there, so, we have actually made some strategic adjustments in some of the men’s tickets as we try to gain back share.

But, part of the way that we’ve won for the past three years is by investing in product, offering a better value to the customer, and investing in bottoms and we’re going to continue to do that. I think the Q1 to Q1 promotional activity is partly just a tough compare to last year with such a clean quarter and now also the slow start to this year, but we continue to invest in the product and we continue to see – we’re able to do that because we continue to see like-for-like cost improvement and our goal is to offer the customer the best value we can.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Well, also, Chad, you should talk about the technology, too.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, and I think we will – Jay’s talking about our – within our bottoms categories, we continue to innovate the bottoms fabrics that we’re delivering in jeans. I think our jeans – we offer fabrications that you’re only going to get at American Eagle and then at premium competitors. No one else in our space has the bottoms technologies and innovation that we have and we will continue to invest and innovate there with new, higher performance fabrics and stretches.

Operator: Thank you. Our next question comes from the line of Michael Binetti with UBS. Please proceed with your question.

Michael Binetti – UBS Securities Analyst: Hi guys, good morning. Thanks for taking my question. I just wanted – a lot of our questions have been answered but I just wanted to ask, any commentary on your early thoughts on the trends in some of the malls maybe where you’ve seen an anchor vacate the mall?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: We – generally, where there’s a – with some of the major anchors that have announced closures, the good news is out of our entire real estate portfolio, we don’t have a significant number of locations in those malls. But where we do, we – and where the store has closed, we have not seen a traffic trend that is significantly different to our store, which is significantly different than what we’re seeing across that mall grade average, generally speaking.

Operator: Thank you. Our next question comes from the line of Susan Anderson with FBR Capital Markets. Please proceed with your question.

Susan K Anderson- FBR Capital Markets Analyst: Hi, good morning. Thanks for taking my question. I was wondering if you could talk about any reduction that you’re seeing in rent. It sounds like maybe even some of the A malls are starting to give some reductions now, so just wanted to get your thoughts on that. And then just any analysis that when you’re looking at the store closures on the sales retention rate, so the sales that you’re keeping either online or in other stores. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, so I think you’re right. I think in light of the environment, in light of the continued year-over-year traffic declines, I think even within some of the A mall developer community, there is an understanding that they can’t necessarily command the rent increases that they’ve historically experienced, not to mention maintain rents at current levels. It’s really on a case-by-case, developer-by-developer circumstance. But, yes, we obviously pursue that where it makes sense. We have very good partnerships with our mall developers, but where it makes sense, in light of performance.

In light of – in some instances, when we entered a mall, we had a particular footprint that competed specifically with us. In some instances where we find that there are more competitors now in the mall than there were when we initially entered the location, that’s very good ammunition for that kind of conversation that I was mentioning as one example.

And when we’re looking at store closures, and we’ve got experience with sales migration and transfer, it’s pretty successful relative to most of what we’ve heard in the market. I’m not going to quote the specific percentage of sales, but depending on the market and store adjacencies and our density of real estate within a marketplace, we can experience anywhere from 50% to 10% sales migration, depending on a lot of different circumstances.

We have a great CRM database that actually we feel is a competitive advantage and we’re able to use that information to help us determine which stores to earmark for closure or not , where we feel we’ll have the best success of sales migration, et cetera. We continue to fine tune that. We continue to build that database and our capabilities to analyze those things appropriately, but it’s a big piece of our real estate portfolio review and our overall portfolio strategy.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Hey, Melisa, we have time for one more question.

Operator: Thank you. Our final questions for today will come from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey- Telsey Analyst: Good morning, everyone. As you talk – as you think about product costs and direct sourcing, what are you seeing out there in terms of the ability for direct sourcing to be able to support product costs and its ability to drive the comp? And where are you seeing raw material costs given the investment in higher quality lately? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, I’ll try to answer that first and Chad, Jen, jump in where you feel I miss something. But, there’s a number of things that are really positively impacting our ability to continue to drive unit cost reductions. One is just there’s a lot of supply out there from a factory base perspective, which creates big opportunities. When we look at the percentage of our business that we go direct versus through agents, that clearly represents an opportunity for us to further reduce costs as we look to change that model potentially, or even use that as a, I don’t want to say threat, but a negotiating stance as we go forward.

We continue to do things like increase our fabric platforming and other sourcing strategies and initiatives that will continue to drive those cost decreases, and we’re doing a better job of just consolidating production within factories, committing to capacity levels within factories, that, again, all allow us to negotiate lower per unit cost going forward. So, we see we still have further opportunity to drive that and we believe we have a number of levers to pull to get there.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: The only thing I would add to that is I think we balance that – we want to offer the customer the best value. We want to pay the best price and we’ve been paying less on like-to-like garments. And doing all that, we want to be even faster than we’ve been. So, we’re balancing those three things and speed has been something that we’ve really, really improved over the last few years. And that continues to help us be more right with what the customer wants. All that should pay off.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: That’s a great point, Chad, because where we historically had placed buys during particular time frames, we have the ability to hold back on what our demand estimates are and not place t hose orders as early, and we can hold back as much as 40% of a potential seasonal buy for just in time kind of delivery, to Chad’s point. So, in chasing so, yeah, building speed and flexibility into our sourcing production function has been a huge focus and represents additional opportunity going forward, too.

Operator: Thank you. This concludes today’s teleconference. Thank you for your participation. You may now disconnect your lines at this time and have a wonderful day.